Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genpact Limited:

We consent to the incorporation by reference in the registration statement (No. 333-230982) on Form S-3, (No. 333-217804) on Form S-8, (No. 333-184296) on Form S-8, (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our reports dated March 01, 2021, with respect to the consolidated balance sheets of Genpact Limited as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Genpact Limited.  Our report refers to a change in accounting principle with respect to leases as of January 1, 2019.

Our report dated March 01, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that Genpact Limited acquired Enquero Inc. and certain affiliated entities, and SomethingDigital.Com LLC, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Enquero Inc.’s and certain affiliated entities’, and SomethingDigital.Com LLC’s internal control over financial reporting associated with total assets of $230,184 thousand (of which $197,394 thousand represents goodwill and intangible assets within the scope of the assessment) and total net revenues of $3,933 thousand included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Enquero Inc. and certain affiliated entities and SomethingDigital.Com LLC.

/s/KPMG Assurance and Consulting Services LLP

Gurugram, Haryana, India

March 01, 2021